Exhibit 10.24

AMENDED AND RESTATED

SPLIT-DOLLAR AND DEFERRED COMPENSATION

REPLACEMENT BENEFIT AGREEMENT

THIS AMENDED AND RESTATED SPLIT-DOLLAR AND DEFERRED COMPENSATION REPLACEMENT BENEFIT AGREEMENT (the “Agreement”) is made and entered into as of the     th day of December, 2005, and shall be effective as of November 1, 2005 (the “Effective Date”), by and between COCA-COLA BOTTLING CO. CONSOLIDATED, a Delaware corporation (the “Corporation”), and                          (the “Executive” and together with the Corporation, the “Parties”).

Statement of Purpose

The Corporation and Executive were parties to one or more Split-Dollar Life Insurance Agreements (each a “Split-Dollar Agreement”), relating to the insurance policy(ies) listed on Schedule A attached hereto insuring the life of Executive (each a “Policy”), one or more Assignments of Life Insurance Policy as Collateral by Executive in favor of the Corporation (each a “Collateral Assignment”), and a Deferred Compensation Agreement (the “Deferred Compensation Agreement”), each of which is more particularly described on Schedule A attached hereto. Pursuant to a Split Dollar and Deferred Compensation Termination Agreement entered into between the Parties dated December 5, 2003, each Split-Dollar Agreement, each Collateral Assignment, and the Deferred Compensation Agreement were terminated and Executive agreed to assign each Policy to the Corporation. Also, effective as of December 5, 2003, the Parties entered into a Split-Dollar and Deferred Compensation Replacement Benefit Agreement (the “Replacement Agreement”). The Parties desire to amend and restate the Replacement Agreement to comply with the American Jobs Creation Act of 2004 (the “Act”) and to provide certain transition relief available under the Act.

NOW, THEREFORE, in consideration of the foregoing Statement of Purpose and of the mutual promises set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties hereto agree as follows:

1. Replacement Benefit.

(a) Initial Replacement Benefit. As of the Effective Date, Executive’s replacement benefit is the amount indicated on Schedule B.

(b) Amount of Replacement Benefit Upon Termination of Employment. Upon the termination of Executive’s employment with the Corporation (as defined in Paragraph 1(f)), regardless of the date, cause or manner of such termination, the Corporation shall pay to Executive (or, in the event such termination is the result of Executive’s death, his beneficiary designated pursuant to Paragraph 2) a replacement benefit equal to the amount indicated on Schedule B as of the end of the Corporation’s fiscal year immediately preceding such termination, increased on an interpolated basis through the last day of the calendar month immediately preceding such termination.

(c) Method of Payment of Replacement Benefit. Executive shall be given the opportunity during 2005 to make a payment election applicable to his replacement benefit. Such election may provide a different payment election for payments made during the Executive’s lifetime and payments made following the Executive’s death. Executive’s replacement benefit under Paragraph 1(b) shall be paid in accordance with Executive’s election in one of the following methods of payment:

(i) single lump sum payment;

(ii) five annual installments; or

(iii) ten annual installments.

Any such election shall be made on such form and pursuant to such procedures as are adopted by the Corporation for such purpose and shall be irrevocable as of December 31, 2005. In the event no method of payment election is in effect under this Paragraph 1(c) as of the date of the termination of Executive’s employment with the Corporation, payment of Executive’s replacement benefit (whether made to the Executive or the Executive’s beneficiary) shall be paid in a single lump sum payment.

(d) Timing of Payment. Payment of Executive’s replacement benefit payable under Paragraph 1(b) shall commence within 60 days following the termination of Executive’s employment with the Corporation; provided, however, that in the event Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), at the time of his termination of employment, payment of his replacement benefit may not commence earlier than 6 months after the date of Executive’s termination of employment with the Corporation for a reason other than death.

(e) Amount of Installment Payments. In the event Executive’s replacement benefit is paid in the form of a single lump sum payment, the amount of such payment shall be equal to the replacement benefit provided in Paragraph 1(b). The amount of each annual installment payment payable under Paragraph 1(c)(ii) or (iii) shall be the amount necessary to amortize the replacement benefit in equal annual installments over the selected period using an interest rate equal to 8% compounded annually. Following termination of Executive’s employment with the Corporation, the amount of the replacement benefit will not change.

(f) “Termination of Employment with the Corporation” Defined. For purposes of this Paragraph 1, the “termination of Executive’s employment with the Corporation” means the termination of Executive’s employment not only with the Corporation, but also with any other entity (including a subsidiary of the Corporation) while such entity is considered part of the group that includes the Corporation by application of the rules of sections 414(b) and (c) of the Code (a “Related Company”). Therefore, Executive shall not have a “termination of Executive’s employment with the Corporation” until such time as Executive is no longer in the employ of the Corporation or any Related Company.

2. Designation of Beneficiary. Executive may designate a beneficiary to receive payments payable hereunder after his death by filing with the Corporation a beneficiary designation on a form approved by the Corporation, bearing the name, address and relationship of the beneficiary and shall be in such other form and shall contain such other information as shall be satisfactory to the Corporation. The beneficiary may be changed by Executive at any time by filing a new beneficiary designation form with the Corporation, said new beneficiary designation form to comply with the provisions of this Paragraph 2. If Executive shall not be survived by the beneficiary designated in accordance with this Paragraph 2 or Executive shall have failed to designate a beneficiary in accordance with this Paragraph 2, then upon Executive’s death, any and all payments provided for herein shall be made to Executive’s surviving spouse or, if none, to his estate. If Executive shall be survived by the beneficiary designated as provided herein, and such beneficiary shall die prior to receiving all amounts payable hereunder to such deceased beneficiary if such beneficiary had lived, then all remaining amounts that would have been paid to such deceased beneficiary if living shall be paid to the estate of such deceased beneficiary.

3. No Assignment by Executive. Neither Executive, his beneficiary designated pursuant to Paragraph 2, his heirs, his estate, his executors, his administrators, other personal representatives, nor any other person claiming by, through or under him, shall have any right to commute, encumber, mortgage, hypothecate, pledge, assign, give or dispose of the right to receive any payment or payments hereunder, all of which payments and the right thereto are expressly declared to be non-assignable.

4. No Funding of Replacement Benefit. The Corporation shall be under no obligation whatever to purchase or maintain any contract, policy or other asset to provide the benefits under this Agreement. Further, any contract, policy or other asset which the Corporation may utilize to assure itself of the funds to provide the replacement benefit hereunder shall not serve in any way as security to Executive for the performance of the Corporation’s obligations under this Agreement. The rights accruing to Executive or any beneficiary hereunder shall be solely those of an unsecured creditor of the Corporation.

5. Withholding Taxes. To the extent the Corporation is required to withhold federal, state, local or foreign income or other taxes in connection with any payment made or benefit realized by Executive or other person under this Agreement, and the amount available to the Corporation for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that Executive or such other person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. The Corporation and Executive or such other person may also make similar arrangements with respect to the payment of any taxes with respect to which withholding is not required.

6. ERISA Information. The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974, as amended:

(a) The named fiduciary under this Agreement is the Corporation.

(b) The funding policy under this Agreement is that the replacement benefit shall be paid from the general assets of the Corporation when due.

(c) For claims procedure purposes, the “Claims Manager” shall be the Compensation Committee of the Board of Directors of the Corporation or its delegee.

(i) If for any reason a claim for benefits under this Agreement is denied by the Corporation, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, specific references to the pertinent Agreement provisions on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose:

(A) The claimant’s claim shall be deemed filed when presented orally or in writing to the Claims Manager.

(B) The Claims Manager’s explanation shall be in writing delivered to the claimant within 90 days of the date the claim is filed.

(ii) The claimant shall have 60 days following the claimant’s receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or the claimant’s representative may submit pertinent documents and written issues and comments.

(iii) The Claims Manager shall decide the issue on review and furnish the claimant with a copy within 60 days of receipt of the claimant’s request for review of his claim. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Agreement provisions on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review.

7. Miscellaneous.

(a) This Agreement may not be amended, altered or modified except by a written instrument signed by the Parties or their respective successors or assigns and may not be otherwise terminated except as provided herein.

(b) This Agreement shall be binding upon the Parties, their heirs, legal representatives, successors and assigns.

(c) This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of North Carolina except to the extent (if any) superceded by the laws of the United States.

(d) Headings in this Agreement are provided for purposes of convenience only and shall not affect the interpretation of the terms hereof.

(e) All notices and other communications hereunder must be in writing and shall be deemed to have been duly given when either personally delivered or placed in the United States mails by Certified Mail, return receipt requested, postage prepaid, addressed to the party to whom such notice is being given as follows:

As to the Corporation:	Coca-Cola Bottling Co. Consolidated
4100 Coca-Cola Plaza
Charlotte, North Carolina 28211

Attention: Director of Officer Benefits

As to Executive:

Either party may change its address (or the name of the person to whose attention communications hereunder shall be directed) from time to time by serving notice thereof upon the other party as provided herein.

[Signature page follows on next page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the     th day of December, 2005 to be effective as of the Effective Date.

“Executive”

[Name]

Address:

“Corporation”

COCA-COLA BOTTLING CO. CONSOLIDATED

By:	/s/ Henry W. Flint
Name:	Henry W. Flint
Title:	Executive Vice President and Assistant to the Chairman

Schedule A

Insurance Policy(ies)

Insurer	Policy Number	Policy Date

Split-Dollar Agreement(s)

Collateral Assignment Agreement(s)

Deferred Compensation Agreement

Schedule B

Replacement Benefit Amount